Exhibit 10.11

September 11, 2013

Brian Murphy

8035 Strathmore Drive

McKinney, TX 75070

Dear Brian:

I am pleased to offer you the position of Senior Vice President and Chief Information Officer (level 99) for Dean Foods, based in Dallas, Texas. This position will report to Gregg Tanner. We look forward to having you join the senior leadership team on or around September 30, 2013.

Here are the specifics of your offer:

Base Salary

You will be paid $12,500.00, less payroll taxes, on a semi-monthly basis which equates to an annual salary of $300,000, less payroll taxes.

Annual Incentive Opportunity

As a level 99, you will be eligible to earn an annual incentive as a participant in the Dean Foods Corporate Short-Term Incentive (STI) Plan. Your target amount is equal to 35% from 1/1/13 – 7/30/13, and 50% from 8/1/13 going forward. The financial component of your STI will be driven by the performance of certain financial targets for Dean Foods and the individual component will be based upon your performance against certain individual objectives. The STI payment will be calculated using your annualized base salary as of 12/31 of the incentive plan year.

One Time Promotional Long Term Incentive Grant

You will be eligible for a one-time promotional grant under the Dean Foods Long Term Incentive Program. The value of the grant, based upon your actual start date of September 30, 2103, is $87,500 and is scheduled to be granted at the beginning of the next calendar quarter following your start date, and will be subject to (a) the approval of the Compensation Committee of the Dean Foods Board of Directors, and (b) your acceptance of the terms and conditions of the applicable equity award agreement. The amount and nature of any future long-term incentive awards will be determined by the Compensation Committee of the Dean Foods Board of Directors.

Annual Long Term Incentive Compensation

You will be eligible for future Long Term Incentive (LTI) grants under the Dean Foods Long Term Incentive Program. The exact amount and nature of any future long term incentive awards will be determined by the Board of Directors or the Compensation Committee thereof.

Executive Deferred Compensation Plan

You will continue to be eligible to participate in the Executive Deferred Compensation Plan. The plan provides eligible executives with the opportunity to save on a tax-deferred basis.

Paid Time Off (PTO)

You will continue to be eligible for the same number of PTO days that you currently receive. Unused PTO is not carried forward from year to year unless state law requires.

Benefits Plan

You will continue to be eligible to participate in the Dean Foods FlexSelect Benefits program.

Insider Trading

As a Senior Vice President, you will have access to sensitive business and financial information. Accordingly, from time to time and in accordance with the company's Insider Trading Policy, you will be prohibited from trading Dean Foods securities (or, in some circumstances, the securities of companies doing business with Dean Foods).

Change-In-Control Provisions

You will be provided a Change in Control agreement comparable to that currently provided to other Dean Foods Corporate Senior Vice Presidents.

Severance

Dean Foods maintains an Executive Severance Plan, and at your request we will provide you a copy of this plan.

Conclusion

Brian, I am very excited about the opportunities at Dean Foods and very excited to have you be a part of our senior leadership team. I am confident that with your experience, skills, vision and standards, you will make significant contributions to our company in the years to come.

Best regards,

/s/ Kim Warmbier
Kim Warmbier
EVP, Chief HR Officer

Agreed and accepted:

/s/ Brian Murphy
Brian Murphy

9/12/13
Date

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